                                   EXHIBIT 11
                           WEST SUBURBAN BANCORP, INC.

                       COMPUTATION OF NET INCOME PER SHARE
                FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30
                                   (UNAUDITED)
                  (Dollars in Thousands, Except Per Share Data)

                                   NINE MONTHS ENDED     THREE MONTHS ENDED
                                      SEPTEMBER 30          SEPTEMBER 30
                                 --------------------- ---------------------
                                    1995       1994       1995       1994
                                 ---------- ---------- ---------- ----------
1) Net income                      $9,632     $9,989     $3,238     $3,290

2) Common shares outstanding      432,495    432,495    432,495    432,495

3) Net income per common share     $22.27     $23.10      $7.49      $7.61



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